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Storage Technology Corporation

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Filed by Storage Technology Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Storage Technology Corporation
Commission File No.: 1-7534

The following presentation materials were used by Patrick J. Martin, Chairman of the Board, President and CEO of Storage Technology Corporation and certain executives of Sun Microsystems, Inc. during a joint conference call with analysts and investors on June 2, 2005:

Sun Microsystems, Inc. To Acquire Storage Technology Corporation (StorageTek) Bringing A Systems Approach to ILM Investor Relations http://www.sun.com/investors

This presentation contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the expected financial performance of Sun Microsystems, Inc. following the consummation of the acquisition, Sun's ability to achieve the expected synergies as a result of the acquisition, the strengthening of Sun's position in the storage market as a result of the acquisition, and the expected timing for closing the acquisition in Fall 2005. Such statements are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include the failure to (1) receive regulatory approval and approval from StorageTek's shareholders for the acquisition, (2) successfully integrate StorageTek and its employees into Sun and achieve expected synergies, (3) accurately forecast the acquisition related restructuring costs and allocation of the purchase price to in process research and development, goodwill and other intangibles charges, as well as the impact of equity based compensation expense associated with FAS 123R, (4) compete successfully in this highly competitive and rapidly changing marketplace, and (5) retain key employees. These and other risks are detailed from time to time in Sun's periodic reports that are filed with the Securities and Exchange Commission, including Sun's annual report on Form 10-K for the fiscal year ended June 30, 2004 and its quarterly reports on Form 10-Q for the fiscal quarters ended September 26, 2004, December 26, 2004 and March 27, 2005.

Speakers Paul Ziots - Manager, Investor Relations Scott McNealy - Chairman of the Board & CEO Patrick Martin - Chairman of the Board, President & CEO, StorageTek Steve McGowan - CFO & Executive VP, Corporate Resources Joining for Q&A: Jonathan Schwartz - President & COO Mark Canepa - Executive Vice President, Storage Products Speakers

Scott McNealy Chairman of the Board and CEO, Sun Microsystems Patrick Martin Chairman, President and CEO, StorageTek

Industry Trends Driving Combination Unabated data growth driving importance of storage to overall IT value delivered. Regulatory environment increasing storage requirements Storage remains a top CIO priority Customers demanding fewer trusted enterprise IT providers Convergence of Systems and Storage Need Vision and Strategy Beyond Today's ILM Industry Trends Driving Combination

Data Matters: A New Era of Trust Safety, Security, Privacy Matter

Future Leadership Requires A Comprehensive Strategy Enterprise wide identity and provisioning Regulation/compliance based data asset governance Integrated network services software - OS, Middleware ... etc. Full line of systems, storage, online monitoring and services Sun will be the most complete network centric player focused on the future Information Ecosystem

Two Solutions Leaders Combine 23 years of innovation Network Computing leadership Systems architecture visionary Mission Critical Data Management Leader 35 years of innovation Defined ILM Leader in tape drives A Systems Approach To ILM A total systems approach (not a 'storage' approach) DNA of reliability, security, scalability Enhanced global coverage, reach, service, & support Increasing Sun's exposure to a market with a $65B* TAM *Source: IDC 2005

Strategic Rationale Driving a Systems Approach to ILM Compute + Data + Management + Software Focused R&D on innovation for customer benefit Strengthen ability to deliver comprehensive solutions to a broader market Increased distribution presence through 1,000+ salespeople and 2,000+ storage services professionals Deepens Sun's strategic importance to its largest customers and increases Sun's exposure to the storage TAM of $65B* Enhances Sun's Financial Strength Strategic Rationale *Source IDC 2005

Highly Complementary Businesses - 5 Points of Alignment Software/Management Products Hardware Products Management Talent Global Selling and Service Teams Development and Operations Teams Highly Complementary Businesses - 5 Points of Alignment

Sun Delivers a Comprehensive Storage Portfolio Sun is committed to help customers drive down acquisition, deployment, and management costs Sun continues to excel as a storage innovator and data management leader

The Synergies Grow With An End-to-end Play

solaris

High-End Disk
Sun StorEdge 99XX
12.7PB shipped, 40%+ in heterogeneous environments

Midrange Disk
Sun StorEdge 6920
Industry-leading capability in the midrange

Entry Disk and Tape
Complete portfolio of entry level disk & tape

Software
Solaris 10
Java Enterprise Systems
Java Storage Systems

Enterprise Tape
Enterprise library of choice in many of the world's largest data centers

Midrange Tape
Modular and Scalable

Software
Virtual Tape
Storage Resource Management

Global Sales and Service


Directory Server Enterprise Edition
Identity Auditor
Java System
Access Manager
Identity Manager

Slide 12

Comprehensive Focus Customer-Focused Solutions Business and regulatory compliance Enterprise content management Business continuity IT infrastructure consolidation Engineering out complexity Technology Innovation Block and file convergence and beyond Security and compliance Heterogeneous manageability System-wide virtualization Open standards; developer focus Continuous data protection Expanded Reach 1000 extra sales and Systems Engineers 2000 extra services employees Deep into IBM footprint Mainframe accounts Heterogeneous, multi-vendor support

Steve McGowan CFO & EVP, Corporate Resources

Summary of Transaction Consideration: $37 per share in cash for a total of approximately $4.1 billion Transaction: Purchase business combination Timing: Expected to close by late summer, early fall 2005 Closing Conditions: Subject to regulatory approvals, StorageTek shareholder approval, and customary closing conditions Summary of Transaction

Financials - Trailing 4 Quarters ended March 2005 Revenues $11.2B $2.2B Gross Margin 40.9% 47.6% R&D/SG&A $4.8B* $0.8B Operating Expenses $5.3B $0.8B Net Income $651M $191M Non-GAAP Net Income (Loss) ($189)M** N/A * SG&A and R&D differs from operating expenses because Operating Expenses includes IPRD, Restructuring & Intangible Impairment charges. ** Amount excludes impact of IPRD, Restructuring, Equity gains, settlement income, settlement of litigation, valuation allowance on deferred tax assets and related tax effects. See reconciliation to non-GAAP Net Loss for full details. Financials - Trailing 4 Quarters ended March 2005 Sun StorageTek

Financials & Headcount - Trailing 4 Quarters ended March 2005 Cash Flow From Ops $2,346M* $367M Headcount** ~32,000 ~7,100 * Includes payments received from Microsoft of $1950M in Q4FY04 and $54M in Q3FY05. ** CY2005 March-ended data. Financials & Headcount - Trailing 4 Quarters ended March 2005 Sun StorageTek

Balance Sheet Highlights Sun* Sun + StorageTek** Cash*** $7.4B $4.5B Debt $1.1B $1.1B *CY 2005 March-ended data. **After the closing of the proposed acquisition using March 2005 ended cash balances ***Includes Cash and investments.

Scott McNealy Chairman of the Board and CEO

Breadth and Depth StorageTek depth Deep datacenter expertise Deep customer relationships Heterogeneous support and service Complementary product lines and services Sun's breadth Broad product line from systems to software Leadership in end to end systems Complementary product lines and services

Sun Has All The Critical Elements To Lead Java Enterprise System Processors Operating Environment Java Clients Samsung Global data management practice expertise Solution Practices Data Management Chip multithreading leadership Widely acclaimed next gen OS available on multiple platforms Proven solutions at high scale for Identity, Portals, Webservices and Communications Full scope of information management offerings

Question and Answer Session

Appendix

Trailing Four Quarters - Sun GAAP to Non-GAAP Net Income Reconciliation Sun GAAP Income $651M In-process Research and Development 69M Restructuring Charges 326M Gain on Equity Investments (1)M Impairment Expense 49M Settlement Income (1,651)M Settlement of Litigation 55M Valuation on Deferred Tax Assets (34)M Related Tax Effects 347M Non-GAAP Loss ($189)M

Additional Information & Where to Find It StorageTek has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of StorageTek. StorageTek's stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and StorageTek. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by StorageTek by going to StorageTek's Investor Relations page on its corporate website at www.storagetek.com. In addition, StorageTek and its officers and directors may be deemed to be participants in the solicitation of proxies from StorageTek's stockholders with respect to the acquisition. A description of any interests that StorageTek's officers and directors have in the acquisition will be available in the proxy statement. In addition, Sun may be deemed to have participated in the solicitation of proxies from StorageTek's stockholders in favor of the approval of the acquisition. Information concerning Sun's directors and executive officers is set forth in Sun's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on September 22, 2004, and annual report on Form 10-K filed with the SEC on September 13, 2004. These documents are available free of charge at the SEC's web site at www.sec.gov or by going to Sun's Investor Relations page on its corporate website at www.sun.com.

Sun Microsytems, Inc. To Acquire Storage Technology Corporation (StorageTek) Bringing A Systems Approach To ILM Investor Relations http://www.sun.com/investors

Filed by Storage Technology Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Storage Technology Corporation
Commission File No.: 1-7534

The following script was prepared for a joint conference call held by Storage Technology Corporation and Sun Microsystems, Inc. on June 2, 2005:

Sun and StorageTek Conference Call Script

Paul Ziots, Manager of Investor Relations for Sun Microsystems: Good morning everyone. Thank you for joining us. With me today is Scott McNealy, Sun’s Chairman and Chief Executive Officer, Pat Martin, StorageTek’s Chairman, CEO & President, and Steve McGowan, Sun’s Chief Financial Officer and Executive Vice President, Corporate Resources. Jonathan Schwartz, Sun’s President and Chief Operating Officer, and Mark Canepa, Sun’s Executive Vice President, Network Storage Products Group will join us for the Q&A session. The purpose of today’s call is to discuss this morning’s announcement that Sun and StorageTek have entered into a definitive agreement under which Sun will acquire StorageTek.

We have posted slides you can view on the web which accompany our prepared remarks. These slides can be viewed at sun.com/investors and at storagetek.com.

The prepared remarks of our call today will last about 25 minutes, with the remaining 35 minutes devoted to the Q&A session.

During the course of this conference call, we will make projections or other forward-looking statements. Such statements are just predictions and involve risks and uncertainties such that actual results may differ materially. I’ll refer you to Sun’s and StorageTek’s periodic reports that are filed from time to time with the Securities and Exchange Commission. Sun reports include the Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and Form 10-Qs for the quarters ended September 26, 2004, December 26, 2004, and March 27, 2005. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections.

In addition, during the course of the conference call, we will describe certain non-GAAP financial measures, which should be considered in addition to, and not in lieu of, comparable GAAP financial measures. Please refer to our website at sun.com/investors for the most directly comparable GAAP financial measure and related reconciliation.

With that, I’ll turn it over to Scott.

Scott: Thanks Paul. Good morning everyone.

I’m thrilled to announce that StorageTek and Sun have signed a definitive agreement for Sun to acquire StorageTek. This acquisition strengthens Sun’s mission to solve complex network computing problems for governments, enterprises, and service providers.

When we first discussed the possibility of combining our two great companies, it was apparent to me that we share a similar vision for helping our customers take cost and complexity out of their IT infrastructure. It was also very clear that together we could be the first in the industry to bring a systems approach to Information Lifecycle Management.

It takes critical mass and a systems strategy to be a leader in the new world of network computing and mission critical data management. With today’s announcement Sun strengthens its position as 4th largest storage company in the world and the most complete network centric player focused on the future data management.

There continue to be huge issues relating to security of data assets and this is a paramount concern for customers. With the combined assets of Sun and StorageTek we can now offer a better option to address these problems.

The industry trends driving the combination are things like:

•	Unabated data growth driving importance of storage to overall IT value delivered

•	Regulatory environment increasing storage requirements

•	Storage remaining a top CIO priority

•	Customers demanding fewer trusted enterprise IT providers

•	Convergence of systems and storage

•	Necessity of vision and strategy beyond today’s ILM

I’ve been asked repeatedly by the financial community how we would spend some of Sun’s $7.4 billion in cash and if we would ever do a large acquisition. My response has always been it would have to be very strategic and one that would benefit Sun’s customers, partners and shareholders. With StorageTek, we saw an opportunity, we took a shot and we scored.

The strategic rationale for this deal is a no brainer. In addition to transforming Sun into the industry’s comprehensive data center solution source with a true systems approach, the acquisition:

•	Strengthens our ability to deliver comprehensive solutions to a broader market

•	Increases distribution presence through 1,000+ salespeople and 2,000 + storage services professionals

•	Deepens Sun’s strategic importance to its largest customers and increases Sun’s exposure to the storage TAM of $65b.

•	Enhances Sun’s financial strength

Sun has chosen to tackle the storage market opportunity with StorageTek for four simple reasons:

•	StorageTek brings 35 years of innovation in mission critical data management and is the creator of Information Lifecycle Management (ILM)

•	StorageTek has $1.1 billion in cash and investments and continues to produce profits and generate cash

•	StorageTek’s world-class sales force adds 1000 “feet on the street” focused on capturing share for Sun in the lucrative storage market

•	Finally, the fact that StorageTek has been a trusted partner of Sun’s for over 10 years gives me confidence the we have numerous synergies from cultural similarities to shared best business and product development practices

This merger is definitely the right move, for the right reasons, at the right time. And after having spent many hours with StorageTek’s management and Board of Directors, I know that together we create a more powerful force in the storage industry.

The result will be a company that is able to offer the industry’s most comprehensive solutions, help customers maximize the asset utilization and value of their storage investments and, in turn, create significant long-term value for all Sun stockholders. The future is about managing and utilizing massive data content archives. Sun’s ability to protect the security of customers data is unmatched with the combination of Solaris 10, a full suite of identity management offerings and the industry’s most scalable file systems & archival policy engines on the planet. StorageTek, with 35 years of R&D in data storage and over 36% of the world’s archived data housed in their systems can achieve economies of scale like no other. Together, we bring nearly 60 years of experience in mission-critical environments to our customers and partners.

The products, services and solutions both companies offer are highly complimentary. Both Sun and StorageTek remain committed to current product roadmaps and maintain commitments to our customers. At close we’ll be in a better position to discuss our future roadmap that combines both products, services and solutions.

I would now like to turn the call over to Pat to share his thoughts on today’s announcement.

Pat: Thanks, Scott.

•	This merger is a strategic business combination of two of the leading IT innovators in the industry.

•	Both companies focusing on mission-critical, compute- and data-intensive compute environments; they are joining together to bring the broadest ILM solutions coupled with the most robust corporate platform in the industry.

•	STK is known for its strong enterprise presence, offering the most robust, industry-leading ILM and recovery storage solutions, backed by the best, most customer-oriented sales/service organization - and now can bring these solutions through a broader channel.

•	So we are combining the broad channel reach of Sun with the deep, intimate understanding of customers’ storage problems.

•	For customers: plus one-stop shop, leverage and address ILM at point of server purchase, broader portfolio of solutions offered by the combined company.

•	Driven by opportunity/need.

•	Save time, money, resources

I’ll now turn the call over to Steve.

Steve:

Thank you, Pat. I’ll give a brief summary of the transaction and then discuss a few relevant financial metrics.

Under the terms of the transaction, StorageTek shareholders will receive $37 per share in cash with the overall deal valued at approximately $4.1 billion dollars. This represents an 18.5 percent premium over yesterday’s closing price.

We expect the transaction to close in late Summer or early Fall and it will be accounted for as a purchase acquisition. The closing is subject to regulatory approval, StorageTek shareholder approval, and customary closing conditions.

We expect the transaction to be accretive to non-GAAP earnings in the first 12 months following close. We are discussing non-GAAP information due to the inability at this time to estimate the acquisition-related restructuring costs and the specific allocation of the purchase price to IPRD, goodwill, other intangibles, acquisition-related inventory and other asset adjustments as well as the impact of equity based compensation expense associated with FAS 123R. Taking into account these transaction-related costs, we expect the acquisition to be dilutive on a GAAP basis in the first twelve months following close.

Three of the posted slides show certain key financial metrics for the last 4 quarters ended March 2005 for both Sun and StorageTek. As you can see, from a historical perspective, without considering any synergies, the acquisition of StorageTek would have contributed positively to our revenue, gross margin, and cash flow from operations. In the future, with anticipated synergies, we will expect further improvements in performance in each of these metrics. Additionally StorageTek’s balance sheet at March 2005 included approximately $1.1 billion dollars in cash and investments, which reduces the net cash outlay to Sun for this acquisition to approximately $3 billion dollars.

Steve: With that, let me turn it back to Scott.

Scott: Thanks, Steve.

The Breadth and Depth of the combined company is just astounding:

StorageTek:

•	Deep datacenter expertise

•	Deep customer relationships

•	Heterogeneous support and service

•	Complementary product lines and services

Sun:

•	Broad product line from systems to software

•	Leadership in end to end systems

•	Complementary product lines

Ultimately, this deal is all about bringing together extraordinary customer confidence, with extraordinary innovation to yield extraordinary value to our respective stockholders, customers and employees.

We’re going to do everything we can to make sure that the integration runs smoothly and swiftly so we can get out there and start selling like crazy.

Back to Paul for Q&A...

Paul: Thanks Scott, Pat, and Steve. Now, let’s take your questions. Jonathan Schwartz and Mark Canepa will be joining us for the Q&A session. Operator (or name of facilitator), will you please start the question and answer session?

Filed by Storage Technology Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Storage Technology Corporation
Commission File No.: 1-7534

The following e-mail was sent by Scott McNealy and Jonathan Schwartz to the StorageTek employees on June 2, 2005:

Dear StorageTek employees,

I just want to let you all know how excited we are about the definitive agreement that was announced today.

Sun and StorageTek have been great partners for 10 years. As one company, we believe we can be even more successful.

Your expertise in the management of mission-critical data provides the perfect complement to our expertise in systems architecture and network computing. Together, we can significantly uplevel our competitive position and provide a truly comprehensive solution set.

As we move forward in our plan to unite our companies, we will build our annual revenue to $13 billion and instantly broaden our combined worldwide customer base.

We are tremendously excited about the wealth of talent that StorageTek offers, and I think you’ll find that we already have a lot in common, including a shared commitment to open standards and a consistent focus on innovation.

As we begin to consider merging personnel and functions, we are confident that our combined products, services, and solutions will be highly complementary. We do not expect significant redundancies; instead, we look forward to building our plan to combine talent and expertise to capitalize on the tremendous market opportunities we see ahead.

The deal is expected to close by the end of our first quarter in FY06 (late summer/early fall, 2005). We are tremendously excited about this transaction. It reflects our shared determination to offer the best solutions to our customers. As more details emerge, we intend to keep you informed and connected. Visit the intranet site that will be announced later today for continued updates.

Scott McNealy
Chairman and CEO

Jonathan Schwartz
President and COO
Sun Microsystems

Additional Information & Where to Find It

•	StorageTek has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of StorageTek. StorageTek’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and StorageTek. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by StorageTek by going to StorageTek’s Investor Relations page on its corporate website at www.storagetek.com.

•	In addition, StorageTek and its officers and directors may be deemed to be participants in the solicitation of proxies from StorageTek’s stockholders with respect to the acquisition. A description of any interests that StorageTek’s officers and directors have in the acquisition will be available in the proxy statement. In addition, Sun may be deemed to have participated in the solicitation of proxies from StorageTek’s stockholders in favor of the approval of the acquisition. Information concerning Sun’s directors and executive officers is set forth in Sun’s proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on September 22, 2004, and annual report on Form 10-K filed with the SEC on September 13, 2004. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Sun’s Investor Relations page on its corporate website at www.sun.com.